EXHIBIT 99.1

BeyondSpring Announces FDA Fast Track Designation for Plinabulin in Post-ICI Non-Squamous NSCLC and Strategic Transaction to Advance Global Phase 3 DUBLIN-4 Trial Toward Planned Interim Analysis

  FDA Fast Track designation represents an important regulatory milestone for the Plinabulin and docetaxel combination as an anticancer regimen in 2L/3L advanced or metastatic non-squamous NSCLC without actionable genomic alterations (AGAs) following progression on immune checkpoint inhibitor (ICI) and chemotherapy.
  BeyondSpring enters into a strategic transaction to sell its majority equity interest in its Chinese subsidiary to an investor who will fund the China portion of the Phase 3 DUBLIN-4 trial, which is expected to represent approximately 50% of the planned global enrollment of 442 patients.
  This non-dilutive transaction provides a financially efficient path toward the next major clinical milestone for Plinabulin, which is DUBLIN-4 interim analysis of 221 Progression-Free Survival (PFS) events.
  Management will host a conference call and webcast today at 8:00 a.m. ET to discuss these developments.

FLORHAM PARK, N.J., Sept. 29, 2026 (GLOBE NEWSWIRE) -- BeyondSpring Inc. (NASDAQ: BYSI) (“BeyondSpring” or the “Company”), a clinical-stage company developing innovative therapies for the treatment of cancer and other diseases, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation to Plinabulin and docetaxel for the treatment of patients with advanced or metastatic non-squamous non-small cell lung cancer (“NSCLC”) without actionable genomic alterations (AGAs) whose disease has progressed following prior anti-PD-(L)1 antibody therapy and platinum-based chemotherapy, representing patients in the second- or third-line treatment setting. This is the patient population being studied in BeyondSpring’s global Phase 3 DUBLIN-4 trial.

Plinabulin, a first-in-class small molecule agent, has an extensive clinical safety database with more than 700 cancer patients. Its differentiated immuno-modulating mechanism and previously reported encouraging clinical data from DUBLIN-3 and Study 303 support the trial design of DUBLIN-4 in Plinabulin mechanism-targeted post-ICI non-squamous NSCLC patients.

The Company also announced a strategic transaction with Biolin Investment Limited (“Biolin”) relating to the China portion of DUBLIN-4. Under the arrangement, the Company will sell its majority equity interest in its Chinese subsidiary, and Biolin will support DUBLIN-4 clinical development activities in China, which activities are expected to include enrollment of approximately 221 patients. BeyondSpring expects the transaction to substantially reduce its cash requirements for DUBLIN-4 while supporting efficient enrollment and the generation of China clinical data for the global trial.

“We believe the FDA Fast Track designation, an FDA-aligned global Phase 3 strategy, and funding to support China-generated clinical data would meaningfully strengthen our ability to advance Plinabulin and DUBLIN-4 toward the trial’s next major clinical milestone—the prespecified interim analysis at 221 PFS events,” said Min Qiu, CEO of BeyondSpring. “Fast Track designation underscores the significant unmet medical need for the DUBLIN-4 patient population in NSCLC patients whose disease has progressed following ICI and without AGAs, with limited options and docetaxel as the standard of care. Importantly, the strategic transaction provides a time- and capital-efficient approach to executing our global Phase 3 clinical strategy. Positive results from the interim analysis could represent a meaningful value inflection point for BeyondSpring.”

FDA Fast Track Designation

FDA Fast Track designation is designed to facilitate development and expedite review of therapies intended to treat serious conditions with unmet medical needs. The designation provides opportunities for more frequent interactions with the FDA regarding the development program and may allow for rolling review of a future regulatory application. Plinabulin may also be eligible for Priority Review if applicable criteria are met.

DUBLIN-4: Global Registrational Phase 3 Strategy

DUBLIN-4 is a randomized global Phase 3 trial evaluating Plinabulin plus docetaxel versus docetaxel alone in patients with advanced non-squamous NSCLC without actionable genomic alterations following progression on ICI and chemotherapy.

Approximately 442 patients are planned to be randomized 1:1, with overall survival (“OS”) as the primary endpoint and PFS and objective response rate (“ORR”) as secondary endpoints. The trial includes a prespecified interim analysis at 221 PFS events.

Approximately half of the planned trial population is expected to be enrolled at participating sites in China under the strategic arrangement, with the remainder expected to be enrolled through the broader global DUBLIN-4 program, including in the United States and other regions. BeyondSpring intends for data generated across participating regions to form part of an integrated global clinical dataset supporting its registration strategy for Plinabulin.

Strategic Arrangement Supports Global Phase 3 Execution

BeyondSpring has entered into a definitive agreement with Dalian Wanchunbulin Pharmaceuticals Ltd., the Company’s Chinese subsidiary (“Bulin”), and Biolin, pursuant to which BeyondSpring will sell BeyondSpring Ltd., its wholly owned subsidiary that indirectly holds the majority equity interest in Bulin, to Biolin.

Under the arrangement, Biolin will support the funding of clinical development activities conducted by Bulin at participating sites in China, and BeyondSpring will receive access to clinical data generated from the China portion of DUBLIN-4. Patients enrolled in China are expected to represent approximately half of the planned 442-patient global enrollment. Biolin’s obligation to support the funding of the China portion of DUBLIN-4, and to cause Bulin to conduct and use commercially reasonable efforts to complete the trial and perform certain related activities, will constitute the non-cash consideration for the sale of BeyondSpring Ltd.

Following the transaction, BeyondSpring will retain global rights to Plinabulin outside Greater China. The arrangement is expected to substantially reduce BeyondSpring’s cash requirements associated with DUBLIN-4, while China’s large eligible NSCLC patient population is expected to support efficient enrollment.

Conference Call and Webcast Information

BeyondSpring’s management will host a conference call and webcast today at 8:00 a.m. Eastern Time to discuss the announcement. The dial-in numbers are 1-877-737-7051 (U.S.) or 1-201-689-8878 (international). The live webcast will be available here. An archived replay of the webcast will be available following the presentation on BeyondSpring’s website www.beyondspringpharma.com under “Events” in the Investor section.

About Plinabulin and the Clinical Rationale for DUBLIN-4 Trial

Plinabulin is a late-stage, first-in-class investigational GEF-H1 agonist with a differentiated mechanism of action that includes dendritic cell maturation, anti-angiogenic activity and mitigation of chemotherapy-induced neutropenia. To date, more than 700 cancer patients have been treated with Plinabulin across multiple clinical programs in various cancer types, demonstrating an extensive clinical safety database.

The post-ICI setting remains difficult to treat, with 12 Phase 3 trials evaluating different treatment approaches against docetaxel, including four involving ADCs, having failed to demonstrate an overall survival benefit over docetaxel.

In the Phase 3 DUBLIN-3 Trial, published in The Lancet Respiratory Medicine in 2024, Plinabulin combined with docetaxel demonstrated a statistically significant improvement in OS in second- and third-line EGFR wild-type NSCLC vs. docetaxel alone (n=559), showing superior OS benefit in non-squamous patients (n=332, OS HR 0.72, p=0.0078). The combination also demonstrated statistically significant improvements compared to docetaxel alone, including doubling 2-year and 3-year survival rates and improvements in PFS and ORR, while also significantly reducing grade 4 neutropenia (p<0.0001).

Importantly, a post hoc analysis of the DUBLIN-3 post-ICI subgroup showed a median OS of 15.8 months with Plinabulin plus docetaxel versus 11.7 months with docetaxel alone (HR 0.55), with ORR of 18.2% versus 8.0%, respectively. These findings support the clinical rationale for Plinabulin’s differentiated dendritic cell maturation mechanism and its further evaluation in DUBLIN-4.

This rationale was further supported by prospective data from the Phase 2 Study 303 (n=47), presented at ASCO 2026. In patients with NSCLC whose disease had progressed following PD-1 inhibitor treatment, the combination of Plinabulin, docetaxel and a PD-1 inhibitor demonstrated encouraging anticancer activity. With a median follow-up of 28.8 months, the Plinabulin combination showed a median PFS of 7.0 months, a disease control rate of 79.5%, and a confirmed ORR of 18.2%, with a 2-year OS rate of 58%, nearly double the historical rate reported with docetaxel in a similar patient population.

About BeyondSpring

BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies for cancers with high unmet needs. Its lead asset, Plinabulin, has been studied in more than 700 cancer patients and is in late-stage development across multiple cancer indications. Plinabulin’s novel mechanism as a GEF-H1 agonist with dendritic cell maturation benefit supports both anticancer activity and immune modulation, offering a unique approach to resensitizing tumors that have progressed on checkpoint inhibitors. In addition, it has the potential to synergize with chemotherapy, antibody-drug conjugates (ADCs), radiation, and checkpoint inhibitors. BeyondSpring is also an early incubator of and maintains an equity interest in SEED Therapeutics, a clinical-stage targeted protein degradation molecular glue company with investments from Eli Lilly and Eisai. Learn more at beyondspringpharma.com.

Investor Contact: IR@beyondspringpharma.com
Media Contact: PR@beyondspringpharma.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge, beliefs, and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, the risk that the conditions to the closing of the transaction may not be satisfied or waived on the expected timeline or at all; the inability of Biolin and Bulin to perform their respective funding, clinical development, data generation and other obligations under the definitive agreement; delays or challenges in enrollment or execution of the China portion of DUBLIN-4; regulatory, data-transfer or human-genetic-resources requirements that may affect the transfer or use of China-generated clinical data; the inability of such data to support regulatory submissions outside Greater China; the possibility that the transaction may not achieve the anticipated financial, operational or strategic benefits; difficulties in raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all; unexpected results from preclinical studies or clinical trials; the possibility that preclinical results may not be predictive of clinical results; delays in, or failure to obtain, regulatory approvals; results that do not meet the Company’s expectations regarding the safety, efficacy, clinical utility, or regulatory pathway of the Company’s product candidates; increased competition in the market; the possibility that Fast Track designation may not result in a faster development or regulatory review process or otherwise provide the anticipated benefits, and the fact that such designation does not increase the likelihood of regulatory approval; the Company’s ability to meet the continued listing requirements of The Nasdaq Stock Market LLC; and other risks described in BeyondSpring’s most recent Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release, and BeyondSpring undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.